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                                                                     EXHIBIT 3.5
                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ANTEX BIOLOGICS INC.

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           Antex Biologics Inc., a corporation organized and existing under the
General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY
CERTIFY:
           FIRST: That the Board of Directors of the Company, at a meeting duly called and held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

           RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the first paragraph of Article Fourth to read as follows:

           FOURTH. Authorized Capital. The total number of shares of capital stock that the corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of Ninety-Five Million (95,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share, amounting in the aggregate to One Million Dollars ($1,000,000).

           SECOND: That at the 1997 annual meeting of shareholders of the Company duly called and held in accordance with Section 222 of the General Corporation Law of the State of Delaware a majority of the outstanding stock entitled to vote thereon voted in favor of said amendment.

           THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, the Company has caused this certificate to be signed by V. M. Esposito, its President, and attested by Gregory C. Zakarian, its Secretary, this 5th day of May, 1997.

                                            ANTEX BIOLOGICS INC.


                                            By:      /s/V. M. Esposito
                                                 ----------------------------
                                                     V. M. Esposito
                                                     President

Attest:      /s/Gregory C. Zakarian
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           Gregory C. Zakarian
           Secretary





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